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                                                                    EXHIBIT 10.3

                                 April 17, 2001

Mr. Lester Dupuy Sears
215 Barrington Drive
Tarboro, NC 27886

Dear Dupuy:

         This letter sets forth and confirms our agreement for your employment as Senior Vice President and Chief Financial Officer of WestPoint Stevens Inc.

         Your base annual compensation would be $320,000, and you would be, together with Chip Fontenot and me, a participant in the Company's Senior Management Incentive Plan at the level of I-A under which you would be entitled to an annual bonus up to 120% of your base compensation. In addition, you would be a participant in the Company's Key Employee Stock Bonus Plan under which annual grants of restricted stock are made to key employees equivalent to 80% of base compensation. These restricted shares vest over a ten-year period.

         You would also immediately receive a grant of 100,000 stock options at the current market price. These options would be exercisable over a five-year period.

         You would also be entitled to participate in the Company's Pension Plan and Supplemental Retirement Plan. All of these programs are described in the Company's current proxy statement.

         In lieu of an employment agreement, the Company would agree with you that upon termination of employment by the Company for any reason within the next three years, or if you chose to leave for good reason, the Company would immediately pay to you an amount equal to your annual cash compensation. In addition, all outstanding unvested awards under the Company's Key Employee Stock Bonus Plan would immediately vest and become nonforfeitable, and any outstanding stock options would immediately become vested and exercisable. The agreement in this paragraph with respect to termination will automatically renew annually for one-year terms after the initial three years. Good reason, for purposes hereof, means change of control of the Company (sale of over 50% of stock to a third party or liquidation of substantially all assets to a third party), a reduction in compensation or benefits, or a substantial reduction in duties or responsibilities.


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         The Company would also guarantee to you for the year 2001, a cash bonus of no less than 25% of your base compensation or $80,000, regardless of the results of the Company's operations for this year.

         The Company would provide you with an automobile and associated expenses related to its operation, full relocation expenses for you and your family, medical, dental, disability, insurance and other welfare and fringe benefits generally available to WestPoint employees including without limitation, four weeks of paid vacation annually.

         We believe that the future for WestPoint Stevens Inc. is extremely bright, and I am confident that you can play an important role in our future success. Both Chip Fontenot and I look forward to the opportunity to work closely with you. If you have any questions concerning your employment or WestPoint Stevens, please do not hesitate to call either Chip or me.

                                            Sincerely,


                                            /s/ Holcombe T. Green, Jr.
                                            ------------------------------------
                                            Holcombe T. Green, Jr.

HTGjr:rj

cc:      Chip Fontenot
         Chris Zodrow

Accepted and agreed:


/s/ L. Dupuy Sears
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          L. Dupuy Sears